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                                                                 EXHIBIT 5.1





                                     June 17, 1998




Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California  95051

Gentlemen:

     At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of an additional 10,000,000 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company")to be issued under the Company's 1997 Employees Stock Option Plan as amended (the 1997 Plan). The 1997 Plan and the Company's Stock Option Plan, as amended, are referred to herein as the "Plans."

     In connection with this opinion, I have examined the Plans, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Plans, the application Registration Statement and related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Very truly yours,

                                       //s// JOHN M. CLARK III

                                       JOHN M. CLARK III
                                       Senior Vice President,
                                       General Counsel &
                                       Secretary